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                                                      REGISTRATION NO. 333-

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                        BIG FLOWER PRESS HOLDINGS, INC.
             (Exact Name of Registrant as Specified in its Charter)

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                           DELAWARE                                                      13-376-8322
               (State or Other Jurisdiction of                               (I.R.S. Employer Identification No.)
                Incorporation or Organization)
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                               3 EAST 54TH STREET
                            NEW YORK, NEW YORK 10022
                                 (212) 521-1600
  (Address, including Zip Code, and Telephone Number, including Area Code, of
                   Registrant's Principal Executive Offices)

                         ------------------------------

                             MARK A. ANGELSON, ESQ.
                 EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND
                      SECRETARY OF THE BOARD OF DIRECTORS
                        BIG FLOWER PRESS HOLDINGS, INC.
                               3 EAST 54TH STREET
                            NEW YORK, NEW YORK 10022
                                 (212) 521-1600
 (Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent For Service)
                         ------------------------------

                                   COPIES TO:

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             ROBERT E. BUCKHOLZ, JR., ESQ.                              FRANCIS J. MORISON, ESQ.
                  Sullivan & Cromwell                                     Davis Polk & Wardwell
                   125 Broad Street                                       450 Lexington Avenue
               New York, New York 10004                                 New York, New York 10017
                    (212) 558-4000                                           (212) 450-4000
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    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement is declared effective by order of the Securities and Exchange Commission.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /


    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /X/ 333-27375

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------


                        CALCULATION OF REGISTRATION FEE



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                                                                         PROPOSED MAXIMUM
                                                                        OFFERING PRICE PER   PROPOSED MAXIMUM       AMOUNT OF
     TITLE OF EACH CLASS OF SECURITIES TO BE           AMOUNT TO BE            UNIT         AGGREGATE OFFERING     REGISTRATION
                    REGISTERED                          REGISTERED             (1)               PRICE(1)              FEE
Common Stock, $.01 par value (2)..................       958,524             $21.3125          $20,428,543          $6,190.47
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(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average high and low price of Big Flower Press Holdings, Inc. common stock, $.01 par value, on June 6, 1997, as reported on the New York Stock Exchange, Inc.
    Composite Tape.



(2) Includes preferred stock purchase rights. Prior to the occurrence of certain events, these rights will not be exercisable or evidenced separately from the Common Stock and will be transferred only with the Common Stock. The value attributable to such preferred stock purchase rights, if any, is reflected in the market price of the Common Stock.


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                                EXPLANATORY NOTE


    This registration statement is being filed pursuant to Rule 462(b) under the Securities Act of 1933 ("Rule 462(b)") and includes the registration statement facing page, this page, the signature pages, an exhibit index, an accountants' consent and an opinion of counsel. Pursuant to Rule 462(b), the contents of the registration statement on Form S-3 (File No. 333-27375) of the registrant, including the exhibits thereto (the "Initial Registration Statement"), are incorporated by reference into this registration statement. This registration statement covers the registration of an additional $20,428,543 aggregate offering price of Common Stock for sale in the offering referred to in the Initial Registration Statement. Such additional shares of Common Stock are being sold by Apollo Big Flower Partners, L.P.

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                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 10th day of June, 1997.


                                BIG FLOWER PRESS HOLDINGS, INC.

                                BY:  /s/ R. THEODORE AMMON
                                     ---------------------------------------
                                     R. Theodore Ammon
                                     Chairman

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

    /s/ R. THEODORE AMMON       Chairman and Director              June 10, 1997
------------------------------    (Principal Executive
      R. Theodore Ammon           Officer)

              *                 President, Chief Executive         June 10, 1997
------------------------------    Officer and Director
       Edward T. Reilly

              *                 Executive Vice President           June 10, 1997
------------------------------    and
      Richard L. Ritchie          Chief Financial Officer
                                  (Principal Financial and
                                  Accounting Officer)

              *                 Director                           June 10, 1997
------------------------------
        Leon D. Black

              *                 Director                           June 10, 1997
------------------------------
      Peter G. Diamandis

              *                 Director                           June 10, 1997
------------------------------
      Robert M. Kimmitt

              *                 Director                           June 10, 1997
------------------------------
        Joan D. Manley

              *                 Director                           June 10, 1997
------------------------------
       Newton N. Minow

              *                 Director                           June 10, 1997
------------------------------
       Edward M. Yorke



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
*By:                /s/ R. THEODORE AMMON
           --------------------------------------
                      R. Theodore Ammon
                      ATTORNEY-IN-FACT
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                                      II-4
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                                 EXHIBIT INDEX


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EXHIBIT NO.                                          DESCRIPTION                                           PAGE NO.
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
     5.1     Opinion as to validity of the Shares.
    23.1     Consent of Counsel (included in Exhibit 5.1).
    23.2     Consent of Deloitte & Touche LLP.
    24.1     Power of Attorney (included on pages II-4 and II-5 of the Registrant's Registration
             Statement on Form S-3 filed on May 19, 1997 (File No. 333-27375) and incorporated herein by reference).
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